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                                                                      EXHIBIT 12

                                    HCA INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE QUARTERS MARCH 31, 2003 AND 2002
                             (DOLLARS IN MILLIONS)

                                                                QUARTER
                                                              ------------
                                                              2003    2002
                                                              ----    ----
EARNINGS:
Income before minority interests and income taxes...........  $804    $661
Fixed charges, excluding capitalized interest...............   143     149
                                                              ----    ----
                                                              $947    $810
                                                              ====    ====
FIXED CHARGES:
Interest charged to expense.................................  $114    $121
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    29      28
                                                              ----    ----
Fixed charges, excluding capitalized interest...............   143     149
Capitalized interest........................................    12       3
                                                              ----    ----
                                                              $155    $152
                                                              ====    ====
Ratio of earnings to fixed charges..........................  6.12    5.32